Exhibit (a)(1)(H)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES
REJECTING THE NOTICE OF WITHDRAWAL UNDER THE EXCHANGE OFFER

Date:
To:
From:	Sonic Corp.
Re:	Rejected Notice of Withdrawal under Sonic Corp. Stock Option Exchange Offer

Unfortunately, we could not accept your notice of withdrawal under our Exchange Offer for the following reason(s):

___The notice of withdrawal was received after the expiration deadline for the Exchange Offer.  We cannot process your withdrawal election.

___The notice of withdrawal was not properly signed (please note that the notice of withdrawal must be signed exactly as the eligible partner’s name appears on the award agreement for the stock option grants being withdrawn.  Special rules apply to name changes and to attorneys-in-fact, fiduciaries and other representatives; see Section 4 of the Offer to Exchange document if this applies).

___It is unclear which eligible stock option grants are to be withdrawn and/or you failed to make any withdrawal elections.

If you wish to withdraw previously surrendered eligible stock options and the Exchange Offer has not yet expired, please either:

•	Correct the defects noted above on the attached copy of your notice of withdrawal, initial your corrections and deliver it to us by one of the methods listed on the notice of withdrawal; or

•	Change your election online at the Stock Option Exchange Website, available at https://sonic.equitybenefits.com (you will need the Log In ID and Password that were emailed to you).

In either case, your notice of withdrawal must be received before 4:00 p.m., Central Time, on Thursday, April 29, 2010 (or such later date as may apply if the Exchange Offer is extended).

If we do not receive a properly completed and signed notice of withdrawal or an online withdrawal election submission before the deadline noted above, all eligible stock options currently held by you will remain outstanding according to their existing terms.

If you have questions, please email optionexchquestions@sonicdrivein.com or call (405) 225-5250, available from 8:00 a.m. to 4:00 p.m., Central Time, Monday through Friday.